Exhibit 10.94

To the attention of
Nuburu Defense LLC
Corporation Trust Center
1209 Orange Street – Wilmington, Delaware 19801
USA

For the kind attention of Alessandro Zamboni and Dario Barisoni

and

Stefania Di Domenico

Subject: Network Contract between Enterprises

Dear Sirs,

30 December 2025

we refer to the discussions held with you and set out below the understandings reached with you in order to propose the following

NETWORK CONTRACT BETWEEN ENTERPRISES

between

(1) Tekne S.p.A., with registered office in Poggiofiorito (CH), Contrada San Matteo, no. 42, VAT number, tax code and registration number with the Chieti-Pescara Companies’ Register no. 01992140697, represented by Dr. Ambrogio D’Arrezzo, in his capacity as Chairman of the Board of Directors, vested with the necessary powers (“Tekne”);

(2) Nuburu Defense LLC, a company incorporated under the laws of the State of Delaware (USA), with registered office at Corporation Trust Center, 1209 Orange Street – Wilmington, Delaware 19801, USA, represented by Dr. Alessandro Zamboni, in his capacity as authorised officer, vested with the necessary powers (“BURU Defense”);

(Tekne and BURU Defense, jointly the “Parties” and each a “Party”)

(3) Stefania Di Domenico, born in Termoli on 31 January 1970, tax code DDMSNT70A71L113Z, solely for the purposes of acceptance of the office of Delegated Body pursuant to Article 5.3.

WHEREAS

A.
Tekne is an Italian company operating in the defense and security sector, both in the military and civilian fields, and in such sector is active, inter alia, in the design, production and outfitting of industrial, special and military vehicles, as well as in the development of products, systems and services related to automotive electronics (for further details see https://www.tekne.it/864/prodotti.html and https://www.tekne.it/865/soluzioni.html).

B.
BURU Defense is a company incorporated under the laws of the State of Delaware (USA) operating in the following areas, also through affiliated and/or controlled companies:

a. research, development and commercialization of software relating to the digitalisation of processes connected with the management of so-called “operational resilience” (aimed at ensuring operational continuity, cyber-risk management, ICT risk management, third-party supplier risk management, crisis management, etc.), also in partnership with third-party providers;

b. Unmanned Aerial Vehicles (for civil, commercial and military use), with promotion of research and development activities, production and sales/after-sales (including training and as-a-service supply models);

c. other opportunistic and synergistic investments in the defense & security sector (for example, virtual simulators).

BURU Defense is wholly owned by Nuburu Inc., a company incorporated in 2015 and active in the production and development of industrial blue laser technology. Nuburu Inc. (also through its subsidiaries) is developing an expansion project into complementary sectors such as defense technology, security, and critical infrastructure resilience. Nuburu Inc., through a combination of internal innovation and new strategic acquisitions, is building its own defense & security hub, aiming for sustainable, long-term growth in governmental and private markets.

C.
In order to implement the project referred to in the preceding recital B, Nuburu Inc., inter alia,
(i) has undertaken negotiations with Tekne for the definition of possible cooperation and investment agreements (to be implemented also through Italian entities participated in/controlled by Nuburu Inc., including BURU Defense), and
(ii) has initiated (in September of the current year), also with the support of specialised advisers, a structured accreditation process (currently ongoing) with Italian governmental bodies, functional to the implementation of the aforementioned project, which provides for certain production and commercial developments also in Italy.

D.
In light of the above, on 10 November 2025, Tekne, its Shareholders and Nuburu Inc. agreed on the terms and conditions of a so-called “network contract” in order to initiate a strategic-industrial cooperation aimed at increasing, individually and collectively, the innovative capacity and competitiveness of the Parties on the market, as well as at creating value in a sector – “defense & security” – deemed strategic at a global level, and enabling the respective companies to collaborate, in compliance with applicable laws, for the achievement of shared objectives.

E.
In light of the foregoing, the Parties have therefore mutually expressed their intention to agree upon the terms and conditions governing the network of enterprises pursuant to this contract (the “Contract”).

All of the above being stated,

1. Definitions

1.1

For the purposes of this Contract, and in addition to the terms and expressions defined in the heading, in the recitals, as well as in other clauses hereof, the terms and expressions listed below, when used with initial capital letters, shall have the meanings set forth below for each of them.

“Implementing Agreements” – has the meaning set forth in Paragraph 6.1.
“Article” – means any article of this Contract.
“Authority” – means any entity performing legislative, judicial, administrative (including independent authorities such as the AGCM, other antitrust authorities and social security institutions), executive or arbitral functions, whether Italian, foreign, European or international, private or public, state, regional, provincial, municipal or local, as well as any of its officials, members, apparatuses, offices or bodies.
“BURU Defense” – means Nuburu Defense LLC, wholly owned by Nuburu Inc.
“CCII” – means Legislative Decree No. 14 of 12 January 2019, as amended and supplemented.
“Italian Civil Code” – means Royal Decree No. 262 of 16 March 1942, as subsequently amended.
“Contract” – means this network contract.
“Business Day” – means each calendar day, excluding: (a) Saturdays and Sundays; and (b) any other day on which banks are not open to the public in Milan.
“Law” – means any law, regulation, decree, directive, convention, order, ordinance, custom, other source of law or Measure, whether state, regional, provincial, municipal, local, foreign, international or European.
“Golden Power Regulations” – means Decree-Law No. 21 of 15 March 2012, converted with amendments by Law No. 56 of 11 May 2012, and its implementing decrees.

“Network of Enterprises Regulations” – has the meaning set forth in Paragraph 8.2.
“Nuburu Italy” – has the meaning set forth in Paragraph 7.3.
“Strategic Objectives” – has the meaning set forth in Paragraph 3.2.
“Common Body” – has the meaning set forth in Paragraph 5.1.
“Delegated Body” – has the meaning set forth in Paragraph 5.1.

“Paragraphs” – means the paragraphs of the Articles.
“Recitals” – means the recitals of this agreement.
“Network Projects” – has the meaning set forth in Paragraph 4.2.
“Americas Program” – has the meaning set forth in Paragraph 4.1.
“Italy Program” – has the meaning set forth in Paragraph 4.1.
“NATO MENA APAC Program” – has the meaning set forth in Paragraph 4.1.
“Network Program” – has the meaning set forth in Paragraph 4.1.
“Measure” – means any judgment, order, ordinance, decree, decision, ruling, opinion, directive, award, injunction, assessment, tax assessment notice or other measure of any Authority.
“Network” – has the meaning set forth in Paragraph 3.1.
“Shareholders” – means the shareholders of Tekne at the time of execution of this Contract, namely Mr. Ambrogio D’Arrezzo, Mr. Carlo Ulacco and Mr. Andrea Lodi.

2. Rules of Interpretation

2.1

In this Contract, unless a different intention of the Parties clearly emerges from the context:

a) any reference to any contract, agreement, deed or document shall be deemed to include all of its recitals and annexes, as well as any amendments thereto (in particular, any reference to this Contract shall be deemed to include also the recitals and annexes hereto, which form an integral part hereof and constitute binding agreements between the Parties, as well as any amendments thereto);

b) any reference to any Law or provision of Law shall include reference to such Law or provision of Law as subsequently amended or interpreted, as well as to any implementing measure thereof;

c) the time limits set forth in this Contract shall be calculated pursuant to Article 155 of the Italian Code of Civil Procedure, unless they are expressed in Business Days, in which case the relevant definition set forth in Article 1 shall apply;

d) the expressions “including”, “inclusive of”, “including but not limited to” and similar expressions shall be construed as purely illustrative and not exhaustive.

3. Name, Purpose and Duration of the Contract

3.1

The Parties agree to enter into a “network contract” in order to establish a “network of enterprises” (the “Network”).

3.2

The Network, through the implementation of the Network Program, aims to achieve the following strategic objectives (the “Strategic Objectives”):

a) to innovate and enhance their competitive capabilities and productive and commercial innovation;

b) to increase the possibilities and opportunities for the development of the market for the products and solutions offered, taking into account the different characteristics possessed and the different commercial positioning, by identifying the markets in which there is demand for the products offered;

c) to consolidate and increase, also through commercial expansion into countries other than those in which the Parties currently operate, their positioning in the national and international markets in which they operate;

d) to increase the knowledge, skills, professionalism and capabilities of the Parties, also through the implementation of new technologies and the development of new products and/or solutions of interest to the market;

e) to promote the optimisation of their business processes, also through the adoption of new processes, methodologies and systems developed by the individual Parties.

3.3

This network contract shall produce effects until 31 December 2030 (unless otherwise agreed between the Parties), and shall be tacitly renewed year by year, unless termination is notified in writing at least 30 (thirty) Business Days prior to 31 December of each year. Termination by one or more enterprises shall not affect the renewal of the contract for the others that may have in the meantime joined the Network.

4. Network Program

4.1

The network program (the “Network Program”) consists of the following macro-project areas.

A. Go-to-market in the Americas (“Americas Program”)

The Americas Program concerns the granting of exclusive distribution rights, within the geographical area of the American continent, for Tekne’s products and solutions, in relation to the Network Projects, to BURU Defense.

If, within the framework of the Americas Program, in order to contract new orders, the local production and/or assembly of Tekne’s products and solutions is required (i.e., in the jurisdictions of the end customers), Tekne shall make available, subject to obtaining any required authorisations and/or licences, for consideration and in support of compliance with the contractual obligations provided for by the relevant order, where requested by BURU Defense, its own workforce resources and/or personnel.

B. Go-to-market in other NATO countries (and new potential applicants for membership, such as Ukraine), MENA and APAC (“NATO MENA APAC Program”)

The NATO MENA APAC Program concerns the promotion, also through the establishment of joint ventures with local companies (private and/or governmental), and the execution of individual orders identified from time to time, through the sharing of all work phases (from design, to production and delivery) between the respective companies, which shall undertake to cooperate, based on the specific needs of customers, with the financial and technological resources necessary for the execution of each individual order, under the terms and conditions set forth below:

(i) Tekne, for each order, shall deploy its own know-how, its workforce resources and/or personnel, as well as its Italian production and operational facilities for the phases of design, development and manufacture of the goods forming the subject of the contracted order;

(ii) BURU Defense shall:

(a) provide guarantees in the form of the issuance of performance bonds, or other instruments required from time to time, where Tekne is unable – through its own banking and insurance intermediaries – to obtain such guarantees;

(b) bear (through its inventory purchasing hub function) the purchase of existing and future receivables connected with the order, as well as the initial design costs of the order necessary for its commencement;

(c) bear the expenses and investments necessary in connection with legal/marketing/representation activities or with the establishment (or leasing) of regionalised production sites in the country of the end customer.

C. Go-to-market in Italy (“Italy Program”)

Taking into account that Nuburu Inc. (also through its subsidiaries/affiliates, including BURU Defense) has undertaken a structured accreditation process with the competent Italian

Authorities (see Recital C of this Contract) as a new operator in the defense sector (in particular in the production and commercialisation of UAVs and solutions for the management of so-called “operational resilience”), the Italy Program concerns:

(i) the joint study and proposal to Tekne’s customers of BURU Defense’s products and solutions, as well as the study and proposal of integrated solutions relating to the proprietary products of the Parties;

(ii) in line with the preceding point, the adoption by Tekne, where necessary, of operational resilience solutions provided by BURU Defense through the company Orbit S.r.l., the consideration for which shall be defined between the Parties;

(iii) at Tekne’s request and subject to evaluation by BURU Defense of the technical feasibility and financial effort required in light of the potential returns for each individual order, the implementation of cooperation models analogous to those provided for under the NATO MENA APAC Program also for orders relating to Italian customers.

4.2

The Parties agree and declare that they intend to pursue the Strategic Objectives, through the Network Program, by implementing specific projects to be carried out in multiple jurisdictions under the terms and conditions set forth in Annex 1 (Network Projects), in compliance with and in observance of the Golden Power Regulations, where applicable (the “Network Projects”).

5. Governance of the Network and Admission of New Network Members

5.1

The Parties agree to establish an administrative body of the Network composed of one representative per Party (the “Common Body”) with the following powers:

• approval of individual Network Projects on the basis of the standard form provided in Annex 2 (Network Project – Template);
• approval of corrective actions (including early termination) relating to individual Network Projects, based on their respective progress;
• approval of the admission of new enterprises into the Network;
• approval of the Implementing Agreements, as defined in Article 7.1;
• appointment, removal/replacement and determination of the related compensation of a common representative who shall act as the operational body responsible for the implementation of the Network Program (the “Delegated Body”), in favor of whom the Parties may, from time to time, grant mandates with representation pursuant to Articles 1704 et seq. of the Italian Civil Code, for the purpose of carrying out specific transactions, entering into deeds and/or contracts and performing them.

5.2

In light of the foregoing, Mr. Alessandro Zamboni and Mr. Dario Barisoni, on behalf of BURU Defense, and Mr. Ambrogio D’Arrezzo and another individual designated by the latter, on behalf of Tekne, are appointed as members of the Common Body.

5.3

The office of Delegated Body is assigned to Ms. Stefania Di Domenico, who accepts.
For the purposes of such office, Ms. Stefania Di Domenico is granted, pursuant to Articles 1704 et seq. of the Italian Civil Code, the power to act, in the name and on behalf of the Parties, with reference to the supervision, implementation and preparation of adequate reporting, in the interest and for the benefit of the Common Body, in relation to the Network Projects.

The office referred to in this Article 5.3 shall last until termination of the Contract pursuant to Article 3.3, and compensation is agreed in connection therewith in the amount of Euro 120,000 gross per year (payable in monthly instalments).

5.4

The Common Body shall meet, at a periodic frequency to be defined, also by telematic means, for the exercise of the powers indicated in the preceding Paragraph. All decisions of the Network shall be taken unanimously.

6. Obligations and Rights of the Parties

6.1 Obligations of the Parties

The Parties undertake to manage jointly and/or individually the activities described above (further detailed in the individual Network Projects) through separate agreements (the “Implementing Agreements”).

6.2

The Parties are also obliged:

a) to comply with any rules and regulations adopted for the functioning of the Network and relating to the individual Network Projects;
b) to comply with the terms, conditions and obligations provided for in the Network Projects.

6.3

For the purposes of the proper execution of the Network Projects, as well as the necessary monitoring of such projects and, more generally, the achievement of the Strategic Objectives,

each Party is obliged to allow reciprocal access, as well as access to the Delegated Body, to the production, processing and commercialisation sites of its enterprise.

6.4

With reference to the proper execution of the Network Projects and the related monitoring of results, Nuburu, through BURU Defense, provides consultancy services in favor of Tekne for a total consideration equal to 8% of the actual amounts utilised by Tekne under the convertible shareholders’ loan of Euro 13,000,000 made available to Tekne by Nuburu Inc. under the terms and conditions set forth in the relevant agreement executed on today’s date (or around such date).

The above consideration shall be due by Tekne on a quarterly basis in arrears, to be determined (by BURU Defense) on the portion of the financing actually utilised (and not repaid) by Tekne and only for the period of utilisation of the financing, with the resulting extinguishment of the obligation in the event of non-utilisation or in the event of early repayment or exercise of the Conversion Right for the acquisition of the incremental participation by way of set-off.

6.5

The companies participating in the Network are also obliged:

a) to financially bear the compensation of the Delegated Body, fully allocating the related costs in equal parts;
b) not to join other network contracts, unless expressly authorised by all the other companies of the Network; in the event of denial, the participating enterprise may withdraw from the contract with immediate effect, without prejudice to the obligation to complete ongoing orders and those to which it has already given its consent;
c) where necessary, to maintain insurance coverage, including civil liability coverage towards third parties and employees, collaborators and directors, deemed appropriate by the Network companies;
d) to adopt, or where existing, to maintain and integrate adequate organisational, administrative and accounting structures, in accordance with industry best practice, pursuant to and for the purposes of Articles 2086, paragraph 2, of the Italian Civil Code and 3, paragraph 2, of the CCII, as well as the organisation, management and control models pursuant to Legislative Decree 231/2001;
e) to evaluate the possibility of adopting the so-called “operational resilience” platform owned by Orbit S.r.l., suitable to render the companies participating in the Network compliant with Directive (EU) 2022/2555 (NIS2) on the protection of information and network systems, subject to analysis of the related costs and functionalities.

6.6

BURU Defense undertakes to reinvest in the Network Projects all amounts received from Tekne following the release of the cash collateral underlying the PB Bangladesh.

6.7

The Parties undertake to comply with the provisions of this Contract in accordance with any applicable Law or Measure, including the Golden Power Regulations.

6.8

Pursuant to Article 30 of Legislative Decree No. 276/2003 and any other applicable legislation, and functionally to the Strategic Objectives and the Network Program (including the Network Projects), the Parties may mutually utilise their respective personnel through the mechanisms of secondment or co-employment.

The Network Party using workers through secondment or co-employment shall, pursuant to Legislative Decree No. 81/2008 and any other applicable legislation, undertake to train and inform them regarding work organisation, specific and general existing risks, to instruct them on the use of corporate tools, and to comply with all provisions concerning workplace health and safety, privacy, know-how and intellectual property rights.

The Parties shall define in separate agreements the terms and conditions under which secondment or co-employment arrangements may be implemented within the Network.

6.9

The Parties and any additional enterprise that may join the Network shall have the right to make use, for consideration, of the services offered by the Network.

6.10

The Parties may use their respective trademarks vis-à-vis third parties within the Network Projects.

6.11

In order to allow inspections regarding compliance with the Network’s rules and regulations, each Party is obliged to allow:

a) access, only following express reciprocal written authorisation and in any event within the terms of the regulations to be adopted by the Parties, during normal working hours, to production sites;
b) inspection, only following express reciprocal written authorisation and within the terms of the regulations to be adopted by the Parties, for the purpose of verifying the Network Objectives (including the Network Projects), of equipment, work environments, warehouses and plants.

7. Admission and Exclusion of Other Enterprises

7.1

The admission of new enterprises to the Contract shall be approved unanimously by the Common Body; adherence to this Contract shall entail, with respect to the new adhering enterprises, acceptance of all the provisions and clauses of this Contract, of any regulations, and of any other complementary agreements. The Common Body shall decide unanimously whether to consent to the admission—within the Common Body itself—of a representative of the new adhering enterprise, depending on the activity to be carried out by such enterprise and the possible contributions it will make to the Network.

7.2

The exclusion of adhering enterprises may be resolved at any time with the same aforementioned quorum. Such exclusion may occur for just cause, for loss of approval with respect to the excluded enterprise, as well as for breach of the rules of this Contract or of those that the Network may adopt.

7.3

Without prejudice to the provisions of Paragraphs 7.1 and 7.2 above, the Parties expressly agree and accept that, should Nuburu Inc. establish a company or a permanent establishment under Italian law (“Nuburu Italy”) acceptable to Tekne, whose by-laws provide for a corporate purpose sufficiently broad to allow the implementation of the purpose, the Strategic Objectives (including the Network Projects) and the Network Program under this Contract, BURU Defense, at its sole discretion, may take all actions within its power to cause Nuburu Italy to adhere to this Contract, with the simultaneous withdrawal of BURU Defense from this Contract.

8. Publicity of the Contract

8.1

This Contract is executed in private form between the Parties by exchange of commercial correspondence; therefore, the establishment of the Network produces purely contractual effects between the Parties.

8.2

Should Nuburu Italy adhere to the Contract pursuant to Paragraph 7.3 (with the simultaneous withdrawal of BURU Defense), Tekne and Nuburu Italy shall have the right to carry out all necessary and required formalities (including execution by public deed or notarised private deed of a network-establishing contract reflecting, mutatis mutandis, the same provisions of this Contract) pursuant to Decree-Law No. 5 of 10 February 2009, converted by Law No. 33 of 9 April 2009, and subsequent amending decrees (the “Network of Enterprises Regulations”), in order to register the relevant contract with the Companies’ Register of the competent Chamber of Commerce for each enterprise. In such context, Tekne and Nuburu Italy shall also have the right to grant legal personality to the network, as well as to provide for all related amendments and carry out the related and consequential formalities, in compliance with the Network of Enterprises Regulations and the Golden Power Regulations.

9. Amendments to the Contract

This Contract may be amended in writing with the expression of the majority of the participating enterprises, if more than two, or by mutual agreement if the number of participating enterprises is two.

10. Exclusion of Legal Personality, Including De Facto

The Network established by this deed is configured as a “contractual network” (rete contratto) and lacks any legal personality, and is without any power of representation, unless otherwise provided. The Parties do not intend to create companies, consortia or, in any event, collective entities of any kind or nature, not even de facto, remaining, for all purposes—including employment-law and tax purposes—distinct and autonomous subjects.

11. Communications and Notices

All communications between the Parties provided for under this Contract or otherwise relating thereto shall be made in writing and transmitted by (i) hand delivery, or (ii) registered letter with return receipt, or (iii) certified electronic mail (or email where the Parties do not have certified electronic mail), or (iv) electronic mail confirmed by registered letter with return receipt, to the following addresses (or to such other addresses as may subsequently be notified by the Parties in accordance with this Article):

— if to BURU Defense:
Nuburu Defense LLC
Corporation Trust Center
1209 Orange Street – Wilmington, Delaware 19801
USA
For the attention of Alessandro Zamboni / Dario Barisoni
e-mail: alessandro.zamboni@nuburu.net; dario.barisoni@nuburu.net

— if to Tekne:
Tekne S.p.A.
C.da San Matteo no. 42
66030, Poggiofiorito (CH), Italy
For the attention of the legal representative

Via PEC: teknespa@pec.it
e-mail: amministrazione@tekne.it

12. Contractual Costs

Unless otherwise provided for in this Contract, each Party shall bear its own costs for fees (in the amounts subject to specific agreements to be entered into between the Party and the consultants involved from time to time), including all legal, advisory and notarial fees and expenses (if any), taxes and duties, as well as charges of any kind or nature, in any event connected with the preparation, negotiation, execution and completion, on its own behalf, of this Contract.

13. Governing Law and Jurisdiction

This Contract shall be governed by Italian law, and for any dispute that may arise in connection herewith, the Court of Milan shall have exclusive jurisdiction.